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                                                                      EXHIBIT 5

                      [LETTERHEAD OF IRELL & MANELLA LLP]

                                                    November 25, 1997

Alliance Imaging, Inc.
1065 North PacifiCenter Drive, Suite 200
Anaheim, California 92806

                    Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on November 25, 1997 (the "Registration Statement"), in connection with the registration of 411,358 shares (the "Shares") of the Common Stock, $.01 par value, of Alliance Imaging, Inc. (the "Company") to be retained by Company shareholders in connection with the recapitalization merger described therein (the "Merger"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the retention of Shares in connection with the Merger.

  Based on these examinations, it is our opinion that upon completion of the Merger, the Shares to be retained in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name, whenever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof and any amendments thereto.

                                          Sincerely yours,

                                          /s/ Irell & Manella LLP